SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 7, 2014

AOXIN TIANLI GROUP, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite K, 12th Floor, Building A, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010
(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 26, 2014,  AoxinTianli Group, Inc. (the “Company”), entered into and consummated a stock purchase agreement (the “Stock Purchase Agreement”) whereby it acquired 95% of the outstanding equity of Wuhan Optical Valley Orange Technology Co., Ltd., a corporation organized under the laws of the People’s Republic of China (“OV Orange”), from certain of the former shareholders of OV Orange in exchange for 2,552,000 of the Company’s common shares, of which 403,000 shares were deposited in escrow to be issued to Hai Liu, CEO of OV Orange and the former beneficial owner of 7,500,000 (representing 15% of the outstanding) OV Orange shares (the “Escrow Shares”), subject to the attainment by OV Orange of certain agreed upon net profit targets for the years ended December 31, 2014, 2015 and 2016. Specifically, Mr. Liu will be entitled to the Escrow Shares only if OV Orange achieves net profits equal to not less than 90% of RMB 2.6 million, RMB 6.8 million and RMB 10.5 million for the years ending December 31, 2014, 2015, and 2016, respectively. If the net profits of OV Orange in any of the three target years is less than 90% of the target, the number of Escrow Shares to be issued to Mr. Liu will be reduced in accordance with a formula set forth in the Stock Purchase Agreement.

If the net profit targets set forth in the Stock Purchase Agreement are achieved for all three years Mr. Liu and Mr. Jin Wu, the record holder of 806,000 shares of the Company’s common stock issued in exchange for 30% of the OV Orange shares, shall have the right to exchange shares of the Company’s common stock received in the acquisition for up to 7,500,000 and 15,000,000 shares, respectively, of OV Orange purchased by the Company during the three month period (the “Option Period”) commencing March 16 and terminating June 15, 2017. The ratio at which the OV Orange shares may-be acquired by Mr. Liu or Mr. Wu is based upon the relative fair market values of the shares of the Company and OV Orange at the time of the re-purchase, except that if the value of the shares of the Company issued to Mr. Liu or Mr. Wu is less than the value of the shares of OV Orange he is entitled to receive, he can receive all of the OV Orange shares by delivering all of his Company shares.

As a result of the completion of the transaction, OV Orange became a 95% owned subsidiary of the Company, with the remaining 5% equity interest owned by Hubei Aoxin Science & Technology Group Co. Ltd., a company whose Chairman and principal shareholder is Ping Wang, the Company’s Chairman and CEO. As a result of its acquisition of 1,075,000 common shares of the Company in exchange for the 22,500,000 (representing 40% of the outstanding) OV Orange shares pursuant to the Stock Purchase Agreement and its purchase from the Company of an additional 3,000,000 common shares on August 21, 2014 for a purchase price of $7,200,000, or $2.40 per share, Hubei Aoxin Science & Technology Group Co. Ltd. owns a total of 4,075,000 common shares, representing approximately 14.68% of the Company’s outstanding common shares.

Wuhan Optical Valley Orange Technology Co., Ltd. is  focused on delivering next-generation optical fiber hardware and software solutions for the security and protection industry.

Item 3.02 Sale of Unregistered Securities.

Pursuant to the Stock Purchase Agreement whereby it acquired 95% of the outstanding shares of OV Orange, the Company issued an aggregate of 2,552,000 of its common shares in exchange for 95% of  the shares of OV Orange, including 403,000 common shares deposited in escrow for the benefit of Mr. Liu, (the “Escrow Shares”), subject to the attainment by OV Orange of certain net profit targets for the years ended December 31, 2014, 2015 and 2016, as fully set forth in the Stock Purchase Agreement.  If the net profit targets set forth in the Stock Purchase Agreement are achieved for all three years, (i) Mr. Liu shall the right to re-acquire up to the 7,500,000 shares of OV Orange purchased from him by the Company during the Option Period, and (ii) if Jin Wu and Ting Liu, the record and beneficial owners of 15,000,000 (representing 30% of the outstanding) OV Orange shares purchased by the Company pursuant to the Stock Purchase Agreement have not sold or otherwise transferred any of the 806,000 common shares issued to them pursuant to the Stock Purchase Agreement, then Jin Wu shall have an option to re-acquire up to the 15,000,000 OV Orange shares purchased by the Company during the Option Period. The ratio at which the OV Orange shares may-be acquired by Mr. Liu or Mr. Wu re is based upon the relative fair market values of the shares of the Company and OV Orange at the time of the re-purchase, except that if the value of the shares of the Company issued to Mr. Liu or Mr. Wu is less than the value of the shares of OV Orange he is entitled to receive, he can receive all of the OV Orange shares by delivering all of his Company shares.

The 2,552,000 common shares were issued in an “off-shore” transaction exempt from the registration requirements of the Securities Act under Rule 903 of Regulation S of the Securities Act. Each of the individuals who is to receive a portion of the Company shares is a non-U.S. Person, as defined in Rule 902 of Regulation S. The certificates evidencing the shares will be endorsed with restrictive legends in accordance with Regulation S. None of the former shareholders of OV Orange, other than Mr. Liu, may transfer any of the common shares received pursuant to the Stock Purchase Agreement prior to September 1, 2015.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 7, 2014, the Company filed an Amended and Restated Memorandum of Association with the Registrar of Corporate Affairs of the British Virgin Islands increasing the number of its authorized common shares from 50 million to 100 million.

Item 7.01 Regulation FD Disclosure.

On August 28, 2014, we issued a press release reporting the acquisition of 95% of the equity of Wuhan Optical Valley Orange Technology Co., Ltd.  A copy of the press release is attached hereto as Exhibit 99.1.

The information in Exhibit 99.1 shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 8.01 Other Events.

SPECIAL NOTE REGARDING NASDAQ MARKETPLACE RULES

Nasdaq Marketplace Rule 5615(a)(3) permits a foreign private issuer to follow its home country practice in lieu of most of the requirements of the 5600 Series of the NASDAQ Marketplace Rules. In order to claim such an exemption, we must disclose the significant differences between our corporate governance practices and those required to be followed by U.S. domestic issuers under NASDAQ’s corporate governance requirements.

NASDAQ Marketplace Rule 5635(a)(2) requires each issuer to obtain shareholder approval prior to the issuance of its shares in connection with the acquisition of the stock or assets of another company if any director, officer or Substantial Shareholder (as defined by NASDAQ Marketplace Rule 5635(e)(3)) of the issuer has a 5% or greater interest (or such persons collectively have a 10% or greater interest) directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in our common shares or voting power of 5% or more. The presence of this rule would preclude us from issuing shares of our common stock, or securities convertible into or exercisable for common stock, in connection with an acquisition if the issuance would result in an increase in common shares or voting power of 5% or more, and any of our directors or officers, or any shareholder owning 5% or more or group of shareholders owning 10% or more of our outstanding shares, had a 5% or greater in the company or assets to be acquired or the consideration to be paid.  Our Chairman, Mr. Ping Wang, who currently is a “Substantial Shareholder,” and certain of our other directors and officers hold interests in companies we may choose to acquire or whose assets we may choose to purchase.

In the British Virgin Islands, our jurisdiction of organization or home country, shareholder approval is not required for a transaction which would require shareholder approval pursuant to Rule 5635(a)(2), unless the transaction is with an “Interested Shareholder” as that term is defined in Article 23 of our Articles of Association.   We have determined that neither Mr. Wang nor any of our other current directors or officers is an Interested Shareholder.  Therefore, under the laws of the British Virgin Islands and our constituent documents, we would not be required to obtain shareholder approval if we engaged in a transaction in which one or more of such individuals had an interest in the company or assets to be acquired, or consideration to be paid, even if shareholder approval would be required by Rule 5635(a)(2) and, should we intend to engage in any such transaction, we intend to rely upon the exemption provided by NASDAQ Marketplace Rule 5615 from the requirements of NASDAQ Marketplace Rule 5635(a)(2) rather than put the matter to a shareholder vote.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

  3.1 Amended and Restated Memorandum of Association.
10.1 Stock Purchase Agreement dated August 26, 2014.
99.1 Press release dated August 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AOXIN TIANLI GROUP, INC.
Dated: August 28, 2014
	By:	/s/ Ping Wang
Ping Wang
Chief Executive Officer